 As filed with the Securities and Exchange Commission on June 30, 2009
Registration No. 333-128904

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AVALON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of	52-2209310
incorporation or Organization)	(I.R.S. Employer Identification No.

20358 Seneca Meadows Parkway, Germantown,	20876
Maryland	(Zip Code)
(Address of Principal Executive Offices)
Avalon Pharmaceuticals, Inc. Amended and Restated 1999 Stock Plan
Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan
(Full title of the plans)
Caesar Belbel
Executive Vice President, Chief Legal Officer and Secretary
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and address of agent for service)
(301) 556-9900
(Telephone number, including area code, of agent for service)
Copy to:
Marc A. Recht
Cooley Godward Kronish LLP
The Prudential Tower, 800 Boylston St., 46th Floor
Boston, MA 02199
(617) 937-2300
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-128904), filed with the Securities and Exchange Commission on October 7, 2005 (the “Registration Statement”) by Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), relating to 989,739 shares of the Company’s common stock, par value $0.01 per share, reserved for issuance under the Company’s 2005 Omnibus Long-Term Incentive Plan and 546,123 shares of the Company’s common stock, par value $0.01 per share, reserved for issuance under the Company’s Amended and Restated 1999 Stock Plan.
     On May 28, 2009, pursuant to an Agreement and Plan of Merger and Reorganization dated October 27, 2008, as amended, between the Company, Clinical Data, Inc., a Delaware corporation (“Clinical Data”) and API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Clinical Data (“API”), API merged with and into Avalon (the “Merger”), with Avalon continuing as the surviving corporation and an indirect wholly-owned subsidiary of Clinical Data.
     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on June 30, 2009.

AVALON PHARMACEUTICALS, INC.
By:	/s/ Andrew J. Fromkin
	Name:	Andrew J. Fromkin
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. Fromkin, C. Evan Ballantyne, and Caesar Belbel, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew J. Fromkin Andrew J. Fromkin	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2009

	Senior Vice President, Chief Financial Officer and Director	June 30, 2009
/s/ C. Evan Ballantyne C. Evan Ballantyne	(Principal Financial Officer and Principal Accounting Officer)

/s/ Caesar J. Belbel Caesar J. Belbel	Executive Vice President, Chief Legal Officer, Secretary and Director	June 30, 2009

EXHIBIT INDEX

Exhibit
Number	Description

24.1	Powers of Attorney (included in Part II)